Exhibit 99.1

NATIONAL RESEARCH	1245 "Q" Street
Corporation	Lincoln, NE 68508
Phone: 402-475-2525
Fax: 202-475-9061
Contact:	Patrick E. Beans
Chief Financial Officer
402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
SECOND QUARTER RESULTS

Company Reports 194% Growth in Net New Sales

LINCOLN, Nebraska (August 2, 2005) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the second quarter and six months ended June 30, 2005.

        Commenting on second quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “This was an excellent quarter for us with significant improvement in virtually all operating and financial metrics. We are particularly pleased with the rapid pace at which we are adding new contracts as well as our net income growth of 26%, which outpaced a strong 12% increase in revenues. The increasing demand for our services is becoming a material driver for the Company.”

        Revenues for the quarter ended June 30, 2005, were $7.1 million compared with revenues of $6.4 million for the same period in 2004. Net income for the quarter ended June 30, 2005, was $925,000 compared with net income of $738,000 in the prior year period. Earnings per share were $0.13 per basic and diluted share compared with $0.10 per basic and diluted share in the prior-year period.

        Revenues for the first half of 2005 were $13.7 million compared with revenues of $14.0 million for the first half of 2004. Net income for the six months ended June 30, 2005, was $1.7 million, or $0.23 per basic and diluted share, compared with $1.9 million, or $0.26 per basic and diluted share, in the prior-year period.

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “Our strong second quarter performance was also driven by lower depreciation and lower interest expense, which are trends we expect to continue. Also, the volatility in our government business appears to have subsided; in fact, the value of government contracts increased slightly this past quarter.”

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NRCI Announces Second Quarter Results

August 2, 2005

        In closing, Mr. Hays added, “I am also very pleased with the future prospects of our company. Total recurring contract value (TRCV), always a good predictor of future success, was up almost 14% over the same quarter last year and up more than 5% compared with the first quarter of 2005. On the commercial side of our business, TRCV was up 21% period over period.”

        A listen-only simulcast of National Research Corporation’s second quarter conference call will be available online at www.earnings.com on August 3, 2005, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking and improvement services to the healthcare industry in the United States and Canada. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members. The Company develops tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Second Quarter Results

August 2, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$7,150	$6,371	$13,746	$13,933

Operating expenses:
Direct expenses	3,073	2,717	5,822	6,015
Selling, general and administrative	2,089	1,850	4,274	3,754
Depreciation and amortization	454	489	878	953

Total operating expenses	5,616	5,056	10,974	10,722

Operating income	1,534	1,315	2,772	3,211

Other income (expense):
Interest income	130	80	239	162
Interest expense	(101)	(137)	(202)	(250)
Other, net	(23)	(56)	(28)	(66)

Total other income (expense)	6	(113)	9	(154)

Income before income taxes	1,540	1,202	2,781	3,057
Provision for income taxes	615	464	1,108	1,143

Net income	$925	$738	$1,673	$1,914

Net income per share, basic	$0.13	$0.10	$0.23	$0.26

Net income per share, diluted	$0.13	$0.10	$0.23	$0.26

Weighted average shares outstanding:
Basic	7,122	7,191	7,136	7,224
Diluted	7,179	7,284	7,191	7,316

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NRCI Announces Second Quarter Results

August 2, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30, 2005	Dec. 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$3,125	$3,648
Short-term investments	15,563	15,348
Accounts receivable, net	4,553	3,392
Other current assets	3,049	3,066

Total current assets	26,290	25,454

Net property and equipment	11,992	12,355
Other, net	10,083	10,145

Total Assets	$48,365	$47,954

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$1,320	$851
Deferred revenue	6,282	4,036
Accrued compensation	1,267	976
Notes payable	162	156

Total current liabilities	9,031	6,019

Long-term liabilities	6,820	6,917

Total Liabilities	15,851	12,936

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,727,362 in 2005 and 7,684,006 in 2004;
outstanding 7,004,151 in 2005 and 7,174,706 in 2004	8	8
Additional paid-in capital	19,897	19,346
Retained earnings	20,905	20,382
Unearned compensation	(468)	(182)
Accumulated other comprehensive income	189	220
Treasury stock	(8,017)	(4,756)
Total shareholders' equity	32,514	35,018

Total Liabilities and Shareholders' Equity	$48,365	$47,954

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